Exhibit 5.1

MITCHELL SILBERBERG & KNUPP LLP
A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

June 2, 2015

VIA EDGAR

California Republic Funding, LLC

18400 Von Karman, Suite 1100

Irvine, CA 92612

Re:	California Republic Auto Receivables Trust 2015-2

Ladies and Gentlemen:

We have acted as special counsel for California Republic Funding, LLC (the “Depositor”), a Delaware limited liability company. The Depositor has filed with the Securities and Exchange Commission (the “Commission”) (i) pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended (the “Act”), a preliminary prospectus supplement, dated May 21, 2015 (the “Preliminary Prospectus Supplement”) relating to the sale of asset backed notes as described below, accompanied by the prospectus, dated May 21, 2015 (the “Base Prospectus,” and together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), and (ii) pursuant to Rule 433 under the Act, a free writing prospectus, dated May 21, 2015 (the “Ratings Free Writing Prospectus”). The Depositor has filed with the Commission pursuant to Rule 424(b)(2) a final prospectus supplement dated May 28, 2015 (the “Prospectus Supplement”) to the Base Prospectus (together with the Prospectus Supplement, the “Prospectus”) relating to the sale of $54,300,000 aggregate principal amount of 0.39000% Class A-1 Asset Backed Notes (the “Class A-1 Notes”), $100,000,000 aggregate principal amount of 0.88% Class A-2 Asset Backed Notes (the “Class A-2 Notes”), $104,000,000 aggregate principal amount of 1.31% Class A-3 Asset Backed Notes (the “Class A-3 Notes”), $99,330,000 aggregate principal amount of 1.75% Class A-4 Asset Backed Notes (the “Class A-4 Notes”), $22,230,000 aggregate principal amount of 2.53% Class B Asset Backed Notes (the “Class B Notes”) and $10,140,000 aggregate principal amount of 3.62% Class C Asset Backed Notes (the “Class C Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes, the “Notes”) of California Republic Auto Receivables Trust 2015-2 (the “Trust”), and has also filed pursuant to Rule 433 under the Act a free writing prospectus, dated May 28, 2015 (the “Pricing Free Writing Prospectus” and, together with the Ratings Free Writing Prospectus, the “Free Writing Prospectuses”). The Prospectus in the form prepared for use by Credit Suisse Securities (USA) LLC (the “Underwriter”) in confirming sale of the Notes, was

11377 West Olympic Boulevard, Los Angeles, California 90064-1683 Phone: (310) 312-2000 Fax: (310) 312-3100 Website: WWW.MSK.COM

MITCHELL SILBERBERG & KNUPP LLP

June 2, 2015

filed pursuant to Rule 424(b)(5) on June 2, 2015. Each capitalized term not otherwise defined in this opinion shall have the meaning attributed to that term in Appendix A to the sale and servicing agreement dated as of June 1, 2015 (the “Sale and Servicing Agreement”), among Depositor, Deutsche Bank Trust Company Americas (the “Indenture Trustee”), as Indenture Trustee, California Republic Bank, a California corporation authorized to transact banking business (the “Servicer”), and the Trust.

The Notes will be issued pursuant to an indenture, dated as of June 1, 2015 (the “Indenture”), between the Trust and the Indenture Trustee. The Trust is a Delaware statutory trust governed by an amended and restated trust agreement, dated as of June 1, 2015 (the “Trust Agreement”), between the Depositor and Wilmington Trust, National Association, as trustee (the “Owner Trustee”). The assets of the Trust will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans (the “Receivables”).

In our capacity as special counsel for the Depositor and for purposes of this opinion, we have made those examinations and investigations of the legal and factual matters we deemed advisable, and have examined the originals, or copies identified to our satisfaction as being true copies of the originals, of the certificates, documents, corporate records, and other instruments which we, in our judgment, have considered necessary or appropriate to enable us to render the opinion expressed below. We have relied, without independent investigation or confirmation, upon certificates provided by public officials and officers of the Depositor as to certain factual matters. In the course of our examinations and investigations, we have assumed the genuineness of all signatures on original documents, and the due execution and delivery of all documents requiring due execution and delivery for the effectiveness thereof. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.

Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

The Notes, when executed and authenticated as specified in the Indenture and delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, will be validly issued and will constitute legal, valid and binding obligations of the Trust, entitled to the benefits of the Indenture, and enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws, provisions or principles now or hereafter in effect affecting the enforcement of creditors’ rights generally and except that no opinion is expressed as to the availability of remedies of specific performance, injunction or other forms of equitable relief, all of which may be subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any such proceeding may be brought.

We are opining herein as to only the effect of the laws of the State of California and of New York, the Delaware Limited Liability Company Act and federal law, and we express no opinion as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We consent to the filing of this opinion as an exhibit to the Depositor’s current

MITCHELL SILBERBERG & KNUPP LLP

June 2, 2015

report on Form 8-K. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder. This opinion is given solely for your benefit, is given as of the date hereof, and we assume no obligation to advise you of any change.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP MITCHELL SILBERBERG & KNUPP LLP